Exhibit 10.3
LEASE ADDENDUM
     THE LEASE dated October 5, 1998 made by and between Gallina Development Corporation, 84 Humboldt Street, Rochester, New York 14609, (LESSOR), and Transcat, Inc., formerly known as, Transmation, Inc., 35 Vantage Point Drive, Rochester, New York 14624, (LESSEE), effective April 1, 1999, amended March 5, 1999 and expiring on March 31, 2009 covering premises known and designated as
Being a parcel of land, with improvements, located on the south side of Vantage Point Drive, Lot R-1A of the Vantage Point Business Centre Resubdivision (the “Property”), together with the 27,250 square foot office and warehouse building thereon, being identified as 35 Vantage Point Drive.
     Is hereby amended and will continue under the same terms and conditions in said LEASE with the following exceptions:
1)	The term of the Lease shall be extended from April 1, 2009 thru and including March 31, 2019.

2)	Effective on or about September 1, 2008, the Demised Premises shall be expanded by 10,000 sq. ft. of office/warehouse space (the “Building Addition”), to total 37,250 sq. ft., as shown on the attached Site Plan (Exhibit A). The Building Addition shall be built out in accordance with the attached Building Specifications (Exhibit B) and Floor Plan (Exhibit C). The Building Addition shall be constructed by LESSOR, at LESSOR’S sole cost.

3)	Effective on or about December 1, 2008, LESSOR shall complete renovations to the original Demised Premises (the “Building Renovations”), in accordance with the attached Renovation Specifications (Exhibit D) and Floor Plan (Exhibit E). The Building Renovations shall be constructed by LESSOR, at LESSOR’S sole cost.

4)	The annual rental rate for the period September 1, 2008 (or actual occupancy date of Building Addition, if later than September 1, 2008), thru and including March 31, 2010 shall be Three Hundred Eight Thousand Eight Hundred Twenty Seven and 54/100 Dollars ($308,827.54), per annum, payable in equal monthly installments of Twenty Five Thousand Seven Hundred Thirty Five and 63/100 Dollars ($25,735.63).

5)	The annual rental rate for the period April 1, 2010 thru and including March 31, 2014 shall be Three Hundred Thirty-One Thousand Five Hundred Twenty Five and 00/100 Dollars ($331,525.00), per annum, payable in equal monthly
84 HUMBOLDT STREET ROCHESTER, NEW YORK 14609    (585) 654-6650     FAX (585) 288-7646
WEBSITE: www.gallinadev.com E-MAIL: gallina@gallinadev.com

installments of Twenty Seven Thousand Six Hundred Twenty Seven and 08/100 Dollars ($27,627.08).

6)	The annual rental rate for the period April 1, 2014 thru and including March 31, 2019 shall be Three Hundred Forty Eight Thousand Two Hundred Eighty Seven and 50/100 Dollars ($348,287.50), per annum, payable in equal monthly installments of Twenty Nine Thousand Twenty Three and 96/100 Dollars ($29,023.96).

7)	Section Five (5) of the Lease shall be deleted in its entirety and replaced with the following:

The LESSEE may, with the approval of LESSOR, which approval shall not be unreasonably withheld, extend this Lease, and all the terms and conditions, subject to Section 8 of this Lease Addendum, for two (2) successive period(s) of five (5) year(s), upon written notice to the LESSOR at no later than one hundred eighty (180) days prior to the expiration of the term or extension hereof. If any option as herein before provided, is not exercised by LESSEE, as herein before provided, this Lease shall terminate absolutely at the expiration date of the term, or the then current option period, without further notice by either party to the other.

Notwithstanding anything to the contrary, LESSEE may only exercise its right to extend the Lease, one (1) option period at a time.

8)	Section 8 of the Lease shall be modified as follows: All notices to LESSEE shall be sent to: 35 Vantage Point Drive, Rochester, New York 14624.

9)	Section Twenty Nine (29) of the Lease shall be deleted in its entirety and replaced with the following:

In the event that the LESSEE shall exercise its right of renewal option(s) as contained in Section 7 of this Lease Addendum, the new annual rental rate for each renewal term shall be calculated as follows: the annual rental rate for the then current lease term, shall be multiplied by the change in the United States Consumer Price Index, during the sixty (60) month period immediately preceding the notification date of LESSEE intent to exercise its option to extend the term of the Lease, the product of which will be added to the annual rental rate for the then current lease term. Each increase in the annual rental rate for an option period, shall have a floor of eight percent (8%) and a cap of sixteen percent (16%).

10)	LESSOR agrees to allocate on behalf of LESSEE with a Tenant Improvement Allowance of up to One Hundred Thousand and 00/100 Dollars ($100,000.00), to be used to cover a portion of the cost of additional renovations to the existing Building (the “Additional Renovations”). The Scope of Work for the Additional Renovations will be developed, jointly between LESSEE and LESSOR, with final cost approvals, agreed upon by both parties by July 1, 2008.

The Tenant Improvement Allowance for Additional Renovations will be allocated by LESSOR on a monthly basis, as cost are incurred for Additional Renovations and reported to LESSEE on a monthly basis.

Should the cost of the Additional Renovations exceed the Tenant Improvement Allowance, LESSEE agrees to reimburse LESSOR for actual renovation costs incurred in excess of the agreed Tenant Improvement Allowance, immediately (net 15 days) and in full, on a monthly basis, upon receipt of a invoice from LESSOR.

LESSOR and LESSEE will enter into a separate construction contract related to the Additional Renovations.

Renovation costs will include LESSOR’S reasonable project management fees.

11) (a)	LESSEE acknowledges that it is receiving an enhanced real property tax abatement program commonly described as the “Jobs Plus Initiative” whereby it pays property taxes on the Property pursuant to a Payment-in-Lieu-of-Tax Agreement (“PILOT”), executed by LESSOR and the County of Monroe Industrial Development Agency (the “Agency”). In consideration for this enhanced PILOT, the LESSOR has leased the Demised Premises to the LESSEE who has agreed to create eleven (11) additional full-time jobs within a three (3) year period as defined in the PILOT and maintain those jobs throughout the term of the PILOT. The LESSEE agrees and understands that the Agency or its duly appointed agent may examine the LESSEE’S books and records during normal business hours and upon reasonable notice (a minimum of 48 hours) to determine the LESSEE’S compliance with the Jobs Plus Initiative

As long as the Property and Building is owned by the LESSOR and leased to the LESSEE, the LESSOR agrees to pay annually to the Taxing Jurisdictions as a payment in lieu of taxes, an amount equal to 100% of the taxes, service charges, special ad valorem levies, special assessments and improvements district charges or similar tax equivalents, less the percentages of exemption set forth on the schedule below, with respect to taxes and special ad valorem levies on the Building Addition within the description contained in paragraph 5 of Section 485-b (notwithstanding that the procedural steps to obtain an exemption may not have been complied with) levied upon or with respect to the Building Addition by the Taxing Jurisdictions, following next applicable tax status date:

YEARS OF EXEMPTION	PERCENTAGE OF EXEMPTION
1	90%
2	80%
3	70%
4	60%
5	50%
6	40%

YEARS OF EXEMPTION	PERCENTAGE OF EXEMPTION
7	30%
8	20%
9	10%
10	0%
Provided however, that the LESSOR need not comply with procedures to obtain such exemption as provided in the New York Real Property Tax Law, and provided further that the LESSOR, shall do all things necessary and shall make application and follow such procedures to obtain such exemption to the extent that the LESSOR shall determine necessary.

Further, provided that:
(i)	The LESSEE maintain its present job level as stated in the Application dated May 20, 2008 by LESSOR to Agency and creates eleven (11) new jobs in three (3) years and maintains those eleven (11) new jobs for the term of the PILOT . The three-year period commences when the earliest of the following occurs; (i) the Building Addition is completely constructed; (ii) the LESSOR receives a Certificate of Occupancy for the Building Addition; and (iii) the Building Addition is reassessed by Town of Ogden Assessor; and

(ii)	Monroe County residents be given preference for created jobs; and

(iii)	The LESSEE shall report its compliance with these provisions as requested by the LESSOR and the Agency; and

(iv)	If the eleven (11) new jobs are not created by the end of the three (3) year period or not continuously maintained for the term of the PILOT, the exemption schedule will revert back to Section 485-b of the New York Real Property Tax Law and the LESSEE agrees to pay in any year for which the job creation requirements are not met (the “Disqualifying Year”), as an additional payment in lieu of taxes, an amount equal to the difference between the tax benefits received in years one through the Disqualifying Year under the PILOT and the tax benefits which would have been received in years one through the Disqualifying Year under Section 485-b of the New York Real Property Tax Law. In the event the LESSEE abandons or otherwise vacates the County of Monroe, then the LESSEE shall pay back all benefits for all years as if the Building Addition was owned by it outright and absolutely with no tax abatement.

(v)	The payments required hereunder for any non-compliance shall be paid by the LESSEE to any and all affected taxing jurisdictions whether or not billed. However, if the LESSEE has made a good faith effort to achieve the job creation standard, it may apply in writing for relief from the obligation for repayment of taxes abated, based on a showing of unforeseen economic circumstances, fiscal hardship, or other good cause.

Application for relief from the repayment obligation shall be made to the Agency, which shall examine the application and make recommendations to the Legislature regarding the requested relief; the recommendations may include, but not be limited to, relief in whole or in part from the repayment obligation, or an alternate schedule for attaining the job creation standard.

(vi)	The tax benefits provided for herein shall be deemed to commence in the first year in which the LESSEE receives any tax benefits relative to the Building Addition, whether under this Lease, or any statutory exemption. In no event shall the LESSEE be entitled to receive tax benefits relative to the Building Addition for more than ten (10) consecutive years. The LESSEE agrees that it will not seek any tax exemption for the Building Addition which would provide benefits for more than ten (10) consecutive years.
11 (b)	Special district charges, unless otherwise exempt, and Monroe County Pure Waters charges are to be paid in full in by LESSOR in accordance with normal billing practices and charged back to LESSEE as Additional Rent, per Sections 20 and 27 of the Lease.

11 (c)	The LESSOR shall pay, within the applicable grace period and without penalty, the amounts set forth in Sections 10(a) and 10(b) hereof applicable to taxes, special ad valorem levies, special assessments or similar tax equivalents, less the percentages of exemption on similar property subject to taxation by the Taxing Jurisdictions, as appropriate.

11 (d)	Notwithstanding anything contained herein to the contrary, upon the occurrence of (i) the closure of the Demised Premises, (ii) a significant unapproved change in use of the Demised Premises, (iii) a significant reduction in employment at the Demised Premises or (iv) a significant Event of Default under the PILOT, the Agency shall have the right to recapture all real property tax abatements provided hereunder pursuant to the following schedule:

Year of Recapture	Percent of Recapture
1	100%
2	100%
3	50%
4	50%
5	25%
6	25%
After year 6	At Agency’s Discretion
The above-reference periods begin on the effective date of this Lease. Any such recapture is at the sole and exclusive discretion of the Agency. The Agency shall notify the LESSEE in writing within ninety (90) days of such Event of Default under the PILOT of its intent to recapture the PILOT benefits (or any portion thereof); provided, however, that such period shall not commence to run until the Agency has been properly notified or ascertains any such Event of Default under the PILOT. For purposes of this Section only, a “significant reduction” shall mean more than twenty percent (20%) of the employment as stated in the application.

11 (e)	In the event that the Demised Premises is transferred from the Agency to the LESSOR, and the LESSEE is ineligible for a continued tax exemption under some other tax incentive program, or the exemption is less than that described in Paragraph 10(a) herein, the LESSOR agrees to pay no later than the next tax lien date, (plus any applicable grace period) to each of the Taxing Jurisdictions, an amount equal to the taxes and assessments which would have been levied on the Building Addition if the Building Addition had been classified as fully taxable as of the date of transfer or loss of eligibility of all or a portion of the exemption described herein and the LESSEE agrees to reimburse LESSOR for the aforementioned payments, as Additional Rent.

11 (f)	LESSEE agrees to execute any documents required by Agency to memorialize the aforementioned agreement, in association with the Jobs Plus Initiative.

12)	In the event of a conflict in terms between the Lease, as amended and this Lease Addendum, the terms and conditions of the Lease Addendum shall prevail.

13)	LESSOR and LESSEE agree to enter into a Demised Premises Acceptance And Lease Commencement Date Agreement, which will specify: the completion date of the Building Addition, the commencement date of the rent payment for the Building Addition and any other required amendments to the terms of the Lease.

14)	Unless defined otherwise in this Lease Addendum, all capitalized terms used in this Lease Addendum shall have the same meaning and definition given them in the Lease.
IN WITNESS WHEREOF, the parties hereto have executed this Lease Addendum on the 2nd day of June, 2008.

WITNESS:	Gallina Development Corporation

/s/ Anna Marie Finnegan	/s/ Andrew R. Gallina

Andrew R. Gallina, President

WITNESS:	Transcat, Inc.

/s/ John J. Zimmer

Name: John J. Zimmer
Title: VP Finance & CFO